AUGUST 2007 CONFERENCE CALL SUPPLEMENT

(The follow is a selection of investor and other questions and answers supplementing our conference call of August 2, 2007, and should be read in conjuntion with the script of that call, which is posted on our website)
(posted on: August 31, 2007)

Q: Do you have exposure to the subprime lending market?

A: The company does not originate subprime or any other single family mortgages. The company does invest in highly rated (AA- or better by S&P) tax exempt bonds and interests in tax exempt bonds issued by state housing agencies to fund single family mortgage programs sponsored by the state agencies. These bonds are typically general obligations of the state housing agencies, which do not have taxing power but are typically rated entities and many of their bonds are insured by nationally recognized insurers of municipal bonds. The offering materials provided by the state agencies indicate that the single family loans they make with the proceeds of these bonds are long term fixed rate loans.

Q: Does the company have exposure to the CDO market?

A: We said on our August 2, 2007 conference call that we do not own any CDO’s. We do own two investments which are not described as CDO’s in their offering materials, but which have many of the characteristics of a CDO. The debt instruments underlying these two investments are tax exempt revenue bonds issued by governmental agencies to finance a variety of government programs. The instruments we own were rated AAA at issuance and we have not been notified of any rating change. These two investments comprise less than 1% of our assets.

The current market volatility may create buying opportunities for us and these opportunities may include CDO like instruments. We expect that any new investments will typically be tax exempt highly rated government agency issues, including revenue bonds and interests in revenue bonds, but we would not rule out any opportunity we perceive to be unusually attractive.

Q: During the conference call, you mentioned that the bond default rate fell to 12% from 16% (of original issue amount) and that the watchlist bonds fell to 14% from 19% (also of original issue amount). Are watchlist bonds inclusive of the 12% that are already in default, or are 26% of the bond portfolio either in default or on watchlist?

A: Watchlist bonds (14% of original issue amount) are inclusive of the bonds in default (12% of original issue amount), not in addition to watchlist bonds.

Q: Can you provide a historical perspective on the longer term trend of these defaults?

A: As of the fourth quarter of 2004, defaults in the bond portfolio totaled approximately 12% of the portfolio. Defaults peaked at 16% of the portfolio in the second quarter of 2006 and were 12% as of the end of the second quarter of 2007.

Q: How does the company view the credit risk and liquidity risk exposure on its private placement bond portfolio?

A: The credit risk associated with the company’s private placement bond is largely dependent upon the performance of the each underlying multi-family housing property.  The recent performance of this portfolio has been stable and improving modestly.  Weighted average debt service coverage for the non-defaulted, stabilized portfolio remains at 1.14 as of June 30, 2007, consistent with June 30, 2006.  However, bonds in default and on our watch list, both in terms of number and as a percentage of the total portfolio, improved as of June 30, 2007 compared to one year earlier.

In addition, the composition of the bonds in the private placement portfolio has shifted over time to be more heavily weighted towards bonds associated tax credit equity.  We believe these bonds to be of higher credit quality than 501(c)(3) or 80/20 bonds.  As a result, we began to reduce our origination of 501(c)(3) bonds in 2001, and stopped altogether in 2003 Over time we also shifted toward bond deals in which there was tax credit equity. As a result, whereas at the end of 2000, 17% of our bonds were associated with tax credit equity transactions at June 30, 2007, 72% of our bonds were associated with tax credit equity transactions.

Q: During the call you did not discuss occupancy trends in the tax exempt bond portfolio. Could you provide that information

A: The weighted occupancy rate in the company’s tax exempt bond portfolio as of the end of the second quarter of 2007 was 91.8% compared with 91.5% as of the same date a year earlier.

Q: Does the recent market volatility affect the Company’s business?

A: While we are not active lenders in the sectors that have given rise to recent market volatility,  such market volatility can have unforeseen or unexpected effects in the financial markets generally, and we, like others,  could well be affected in ways we cannot predict. For example, volatility in one sector can lead to rising interest rate spreads in other sectors. Rising spreads typically cause the value of our fixed rate assets to decline. This can lead to margin calls on fixed rate assets we have financed, and in fact we have received, and met, margin calls associated with some of our financed assets, and we could receive additional margin calls. Another example is market liquidity. If banks and other capital providers decide to withdraw or reprice capital in the marketplace , our borrowing costs could rise or capital might become unavailable.

Statements in this release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements in this release include references to future investments and references to future market conditions. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. The Company undertakes no obligation to revise or update publicly any forward-looking statements contained herein for any reason. Factors that could cause actual results to differ materially from the Company’s expectations include completion of the audit of our financial statements, completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of the Company or any other entity.